UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                     SCHEDULE 13G


                      Under the Securities Exchange Act of 1934

                             (Amendment No. ___________)*



                              THE COEUR D'ALENES COMPANY
                                   (Name of Issuer)


                                      Common
                              (Title of Class Securities)


                                      192117109
                                    (CUSIP Number)

          Check  the  following  box if  a  fee  is  being paid  with  this
          statement.       X

          A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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          CUSIP No.  192117109           13G              Page 2 of 4 Pages


            1  NAME OF REPORTING PERSON
               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Ingersoll-Rand Company
               13-5156640

            2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                 (a) ___     (b)  ___

            3  SEC USE ONLY


            4  CITIZENSHIP OR PLACE OF ORGANIZATION

               New Jersey


            NUMBER OF     5  SOLE VOTING POWER
                             272,796
             SHARES

           BENEFICIALLY   6  SHARED VOTING POWER

            OWNED BY
                          7  SOLE DISPOSITIVE POWER
              EACH           272,796

             PERSON
                          8  SHARED DISPOSITIVE POWER
              WITH

            9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          272,796


           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES      _____


           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    6.2%

           12  TYPE OF REPORTING PERSON

          CUSIP No.   192117109          13G           Page 3 of 4 Pages



          Item 1.

               (a)  Name of Issuer

                    The Coeur D'Alenes Company

               (b)  Address of Issuer's Principal Executive Officers

                    TAF - C26
                    Spokane, Washington 99220


          Item 2.

               (a)  Name of Person Filing

                    Ingersoll-Rand Company

               (b)  Address of Principal Executive Offices

                    200 Chestnut Ridge Road
                    Woodcliff Lake, New Jersey 07675

               (c)  Citizenship - New Jersey

               (d)  Title of Class of Securities

                    Common

               (e)  CUSIP Number   192117109


          Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                   NOT APPLICABLE


          Item 4.   Ownership

                    (a)  Amount Beneficially Owned

                         272,795

                    (b)  Percent of Class

                         6.2%

          CUSIP No.   192117109          13G           Page 4 of 4 Pages



          Item 5.   Ownership of five percent or less of a Class

                                   NOT APPLICABLE


          Item 6. Ownership of more than five percent on behalf of another person

                                   NOT APPLICABLE


          Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company

                                   NOT APPLICABLE


          Item 8. Identification and classification of members of the group

                                   NOT APPLICABLE

          Item 9.   Notice of dissolution of group

                                   NOT APPLICABLE


          Item 10.  Certification

                                   NOT APPLICABLE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February 8, 1994
                                                       Date


                                             INGERSOLL-RAND COMPANY


                                             By: /s/ Ronald G. Heller

                                             Title:     Secretary
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